EXHIBIT 10.1

                                  LICENSE AGREEMENT

THIS LICENSE AGREEMENT made effective this 1st day of January, 2001

BETWEEN:

          ADVANCED INTERACTIVE INC., a corporation, incorporated on September 1, 1998 established under the laws of the State of Nevada, USA, and having its head offices located at suite 718 - 1350 East Flamingo Road, Las Vegas, NV 89119

                 (hereinafter called "AII Nevada")

AND:

          ADVANCED INTERACTIVE CANADA INC., a corporation established under the laws of the Province of British
          Columbia which is a wholly owned subsidiary of AII
          Nevada with offices at suite 2101 - 1177 West Hastings
          Street, Vancouver, BC V6E 2K3

                (hereinafter called "AII Canada")

AND:

          ALTERNET SYSTEMS INC., a corporation established under the laws of the State of Nevada, USA, having offices at Suite 280 - 815 West Hastings Street, Vancouver, BC,
          Canada V6C 1B4

               (hereinafter called "Alternet")

singularly referred to as "party", and together referred to as "the Parties"

WITNESSETH THAT:

A. WHEREAS AII Nevada and AII Canada have developed proprietary software and hardware systems technology known as "SchoolWeb" and "OfficeServer" for caching Internet and multimedia files on special servers at schools, homes, businesses or other locations, and wish to license certain rights to the SchoolWeb and OfficeServer software and hardware systems technology (the "Licensed Technology") to Alternet;

B. WHEREAS AII Nevada or AII Canada wishes to provide Products and Services to customers using the Licensed Technology including after installation support and services to customers which use the Licensed Technology; and

C. WHEREAS Alternet is a start-up company with a skilled sales force, operating in North America, and wishes to enter into this License Agreement to obtain rights to distribute, market, sell and license the Licensed Technology, to provide the Licensed Technology, Products and Services in a prescribed Field of Use, in a prescribed Territory, under the terms and conditions of this Agreement, and

D. WHEREAS Alternet represents that it is experienced in, and wishes to put its full energy towards, the enhancement and commercial development of a business which would use the Licensed Technology including devoting funds, staff, business expertise and business and marketing planning to further the commercial success of the Licensed Technology.

NOW THEREFORE in consideration of the mutual promises and covenants hereinafter contained, AII Nevada, AII Canada, and Alternet, the Parties to this Agreement, agree as follows:

1.0  INTERPRETATION

1.1 As used in this Agreement, the following terms shall have the definitions respectively assigned to them hereunder unless the subject matter or context otherwise requires:

    (a)  "Agreement" means this document comprising Sections 1 to 22 inclusive together with Schedules 1.0 and 2.0 attached hereto, which shall be read with and form a part of this Agreement;

    (b) "SchoolWeb" and "OfficeServer" mean the trademarked names of the Licensed Technology produced by employing the Licensed Technology and shall be read to include any future names trademarked by AII Nevada or AII
         Canada or Alternet which relate to the Licensed Technology;

    (c) "Follow-on Invention" means an invention made by, owned by or licensed to AII Nevada or AII Canada that falls within the scope of the claims of the intellectual property ("IP") rights forming the Licensed Technology, or an invention that utilizes the IP or one that constitutes an Improvement to the IP;

    (d)  "Field of Use" has the meaning set out in Schedule 1.0, part V;

    (e) "herein", "hereby", "hereof", "hereunder", and similar expressions, when used in any Section, shall be understood to relate to this Agreement as a whole and not merely to the Section in which they appear;

    (f) "Improvement" means any change to or development of the Licensed Technology made by, owned by, or licensed to, AII Nevada or AII Canada, including a Follow-on
         Invention, that may improve the Licensed Technology or the Services or both. Improvement includes for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted;
         for patentable or patented material, any improvement thereon; and for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected or protectable by copyright, patent and/or trade secret;

    (g) "Licensed Technology" means the proprietary software and hardware systems technology currently known as "SchoolWeb" and "OfficeServer" for caching and indexing
         Internet and multimedia files on special servers at schools, homes and businesses as described in Schedule 1.0, Part I.

         The term Licensed Technology also includes:

         (i) the head-end hardware and software system necessary to transmit data via various broadcasting systems, and the receiving and decoding hardware and software at the receiving location, as described in Part III of Schedule 1.0,

         (ii) all claims specific to the transmission encoding process contained in IP described in Part II of
              Schedule 1.0, as may be amended from time to time, including any continuation, divisional, or continuation-in-part application entitled to priority based on the IP, as described in Schedule 1.0, as well as any Improvements,

          (iii) any Licensed Technology provided by way of technical assistance as more particularly set out in
              Section 4.0 hereof of this Agreement; and

          (iv) Product as defined below.

    (h) "Maintenance" means provision of Hardware Maintenance, and Software Maintenance which is required to ensure
         Licensed Technology customers' ability to utilize the Licensed Technology.

         "Hardware Maintenance" means the provision of hardware service calls and repair and/or replacement of hardware components of SchoolWeb and OfficeServer systems.

         "Software Maintenance" means provision of a service to repair any software problems, as well as provide upgrades to the software, on a periodic basis;

          (i) "Net Revenue" means the total revenue from the distribution, marketing, sub-license or sale of the Licensed Technology, less the cost of installation, Maintenance, hardware costs, hardware leasing costs, taxes, costs incurred by third parties (parties other than the Parties) but charged against the Net Revenue, discounts and rebates Alternet receives from its rights to the Licensed Technology, and specifically excludes revenues of AII Nevada or AII Canada which are realized from providing Product Software, Software Maintenance and Software License to Alternet's customers;

    (j) "Party" means Alternet, AII Nevada and/or AII Canada as the context requires, and "Parties" means all of Alternet, AII Nevada or AII Canada;

    (k) "Product" means any Product Hardware and Product Software which are made in whole or in part by utilizing the Licensed Technology, or any application or hardware of the IP which falls within the definition of Licensed Technology, or which are produced according to a process which, in whole or in part, is subject to IP which falls within the definition of Licensed Technology, or any IP application therefor.

         "Product Hardware" means any physical hardware that resides in the server box, along with any other peripheral units required to make up the SchoolWeb and OfficeServer systems. Product hardware may also include installation and commissioning at the customer's premises.

         "Product Software" means any software operating systems and software applications that are part of , and allow the SchoolWeb and OfficeServer to operate, including software programs that may reside on computer clients that use the SchoolWeb and OfficeServer systems. Product Software may also include installation and configuration of software on server hard drives;

    (l) "Restricted Information" means information of a confidential or proprietary nature disclosed by one party to another. Restricted Information does not include:

          (i) information which is lawfully in the public domain at the time of one Party's receipt or acquisition thereof from the other Party, or which becomes a part of the public domain through no breach, by the receiving Party, of any obligation of confidentiality with respect to such information;

and

          (ii) information which, subsequent to one Party's receipt or acquisition thereof from the other
               Party, is lawfully obtained by the receiving Party from another source without restriction on further disclosure and without breach by any person of any obligation of confidentiality (contained herein or otherwise existing) with respect to such information.

    (m) "Services" means any Support Services or Consulting Services related to the Licensed Technology which are required to ensure Licensed Technology customers' ability to utilize the Licensed Technology.
         "Support Services" means the provision of help desk and technical support for purchasers of SchoolWeb and OfficeServer systems, for 'x' hours per day, 'y' hours per week.

         "Consulting Services" means the provision of consulting work regarding variations of hardware and software of SchoolWeb and OfficeServer systems to suit new client applications;

    (n) "Software License" means the license attached to each SchoolWeb and OfficeServer system sold or leased to every client;

    (o) "Territory" means the geographical area, in which Alternet has been given the licensed rights to the Licensed Technology. The Territory is described in
         Schedule 1, Part IV.

1.2 For the purposes of this Agreement, any reference to the "sale" of Licensed Technology or Services shall be interpreted to include the "lease", "license" or "sub-license" of Licensed Technology or Service, or both.

2.0  GRANT OF LICENSE

2.1 Subject to the terms of this Agreement AII Canada and AII Nevada hereby grant to Alternet an exclusive right and license to commercialize, distribute, sell, sub-license and market SchoolWeb related Licensed Technology, Products and Services in the prescribed Fields of Use, and in prescribed Territories, as set out in Schedule 1.0 hereto; and a non-exclusive license to commercialize, distribute, sell, sub-license and market OfficeServer related Licensed Technology, Products and Services, in the prescribed Fields of Use, and in prescribed Territories, as set out in Schedule 1 hereto.

2.2 AII Canada and AII Nevada shall be the sole and exclusive provider of the Software License for SchoolWeb and OfficeServer systems. AII Canada and AII Nevada shall also have the right of first refusal to be the provider to Alternet (at commercially reasonable and competitive rates) of Product Software and Software Maintenance. The Parties shall agree annually on suitable levels of service and cost of both Product Software (including installation and configuration on a hard drive) and Software Maintenance.

2.3 Alternet agrees that this Agreement does not grant Alternet any rights to or interest in such Licensed Technology except the right to use such Licensed Technology in accordance with the terms of this Agreement. In short, Alternet will not acquire existing IP rights from AII Nevada or AII Canada as a result of engaging in the transactions in this License Agreement.

2.4 Alternet agrees that during the term of this Agreement and thereafter it will not dispute or contest, directly or indirectly, the validity of AII Nevada's or AII Canada's IP rights to the Licensed Technology, nor counsel or assist any other party to do the same, unless compelled to do so by due process of law.

2.5 Except as concerns GNU licenses and other software vendors licenses provided to Alternet by AII Nevada or AII Canada, neither AII Nevada nor AII Canada are aware of any way in which the Licensed Technology or Services infringe upon any third parties' copyright, patent, industrial design, registration or trademark rights. Nothing in this Agreement shall be construed as a representation, warranty or covenant by or on behalf of AII Nevada or AII Canada,

    (a) that any Licensed Technology which is manufactured, used, or sold, or any Service which is provided pursuant to the license granted under this Agreement, is, or will be, free from infringement of any copyright, patent, industrial design registration, or trademark, or is not, or will not be, in breach of a trade secret,

    (b) that it will bring or prosecute any action or suit of any nature against any third party with respect to such third party's infringement or alleged infringement of the Licensed Technology, or

    (c) that it will defend any action or suit of any nature brought by any third party in which it is alleged that use of the Licensed Technology has infringed, or will infringe, such third party's rights,

    (d) if there are any software license fees to be paid to third parties then Alternet will pay those fees and the fees will be considered as part of the cost of the server.

2.6 Alternet agrees that it will not institute any action or suit of any nature against AII Nevada or AII Canada, by way of indemnification or otherwise, in respect of any of the matters set out in Section 2.4.

2.7 In the event of an alleged infringement of the Licensed Technology or any right with respect to the Licensed Technology, Alternet shall have the right to prosecute litigation designed to enjoin infringers of the Licensed Technology. AII Nevada and AII Canada agree to co-operate to the extent of executing all necessary documents and to vest in Alternet the right to institute any such suits, so long as all the direct costs and expenses of bringing and conducting any such litigation or settlement shall be borne by Alternet and in such event all recoveries in excess of all costs relating to the litigation shall enure to Alternet.

2.8 Subject to the prior written consent (said consent not to be unreasonably withheld) of AII Nevada or AII Canada, Alternet may grant sublicenses to third parties on terms and conditions substantially in accordance with the terms and conditions contained herein. AII Canada's or AII Nevada's entitlement to payments derived from such sublicensing arrangements shall be agreed upon by the Parties prior to AII Nevada or AII Canada providing its written consent.

2.9 In the event that any complaint is made against Alternet with respect to its marketing, use or sale of the Licensed
     Technology or Services, the following procedure shall be adopted:

    (a) Alternet shall promptly notify AII Nevada or AII Canada upon receipt of any such complaint and shall keep AII Nevada or AII Canada fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by Alternet on behalf of itself or a sublicensee,

    (b) all costs and expenses incurred by Alternet or any sublicensee of Alternet in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by Alternet or any sublicensee of Alternet, as the case may be save and except in the case of negligence or fault in the provision of Services by AII Canada or AII Nevada (in which case the costs and expenses shall be paid by AII Canada or AII Nevada);

    (c) no decision or action concerning or governing any final disposition of the complaint shall be taken without fully informing AII Nevada or AII Canada;

    (d) AII Nevada or AII Canada may elect to participate formally in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by AII Nevada or AII Canada
        (subject to the possibility of recovery of some or all of such additional expenses from the complainant); and

    (e) if the complainant is willing to make or accept an offer of settlement and Alternet is willing to make or accept such offer and AII Nevada or AII Canada is not, then AII Nevada or AII Canada shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

2.10 In the event that any complaint is made against AII Nevada or AII Canada with respect to the use of the Licensed Technology by Alternet or the marketing, use or sale of the Licensed Technology by Alternet for which AII Nevada or AII Canada is relying upon the indemnification of Alternet pursuant to Section 14 herein, then the following procedure shall be adopted:

    (a) AII Nevada or AII Canada shall promptly notify Alternet upon receipt of any such complaint and shall keep Alternet fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by AII Nevada or AII Canada,

    (b) pursuant to the indemnification contained in Section 14, all reasonable costs and expenses incurred by AII Nevada or AII Canada in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be paid by Alternet,

    (c) no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by Alternet in writing, such approval not to be unreasonably withheld,

    (d) Alternet may elect to participate formally in any litigation involving the complaint to the extent that the Court may permit, with the consent of AII Nevada or AII Canada, such consent not to be unreasonably withheld, but any additional expenses generated by such formal participation shall be paid by Alternet (subject to the possibility of recovery of some or all of such additional expenses from the complainant), and

    (e) if the complainant is willing to accept an offer of settlement and AII Nevada or AII Canada is willing to approve the acceptance of such an offer and Alternet is not, then Alternet shall conduct all further proceedings at its own expense and shall be responsible for the full amount of damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

2.11 Upon request by AII Nevada or AII Canada (both acting reasonably and without undue interference in the business of Alternet):

    (a) Alternet shall provide AII Nevada or AII Canada with copies of all reports, minutes, notes, and other documents containing information which Alternet generates in relation to the use of the Licensed
         Technology (provided no law, statute or regulation bars such provision); and

    (b) Alternet shall grant to AII Nevada or AII Canada an exclusive, irrevocable right and license to use such information together with the right to grant other sublicensees the right to use such information at no cost to AII Nevada or AII Canada.

3.0  TRANSFER OF LICENSED TECHNOLOGY

3.1 To the extent required for marketing, use and sales, and subject to the terms and conditions contained in this Agreement, and upon execution of the Agreement, AII Nevada or AII Canada shall provide to Alternet, at AII Nevada's or AII Canada's expense:

    (a) an IP disclosure statement prepared by AII Nevada or AII Canada relating to the IP referred to in Schedule
         1.0, Part I;

    (b)  all of the available technical information described in
         Schedule 1.0, Parts I and III which deal with the knowledge of the Licensed Technology, within one hundred fifty (150) days after the effective date of this Agreement, and

    (c)  technical assistance in accordance with Article 4.0.

3.2 During the term of this Agreement AII Nevada or AII Canada shall provide to Alternet any Improvement to the Licensed
     Technology, in which case the provisions of Article 7 hereof shall apply to said Improvement.

3.3 To maintain quality control during the term of this Agreement, Alternet agrees to purchase materials and software provided by AII Nevada or AII Canada provided that these are available at commercially reasonable and competitively advantageous rates. AII Nevada's or AII Canada's proprietary software shall be kept by Alternet as highly Restricted Information as outlined in Section 8.0.

3.4 Alternet further agrees to make all reasonably necessary efforts to affix or print the SchoolWeb or OfficeServer trademark on software or hardware components comprising the Licensed Technology marketed under this Agreement to its customers, such that a trade mark is clearly visible to its customers.

4.0  TECHNICAL ASSISTANCE

4.1 Upon the written request of Alternet, AII Nevada or AII Canada will make available, for a time period and at a commercially reasonable and competitive price to be determined at the time of the request, and at a level to be determined by AII Nevada or AII Canada, the services of a minimum of two (2) full time suitable, competent personnel to assist Alternet in exploiting the Licensed Technology for the purposes specified in Section 2.1 to provide Products and Services to customers.

4.2 Upon the written request of Alternet, AII Nevada or AII Canada may permit Alternet to attach a reasonable number of two (2) or more of its personnel to AII Nevada's or AII Canada's facilities, in accordance with terms and conditions reasonably specified by AII Nevada or AII Canada, in order to assist Alternet in exploiting the Licensed Technology.

4.3 Upon the written request of AII Nevada or AII Canada, Alternet may, at Alternet's discretion, permit AII Nevada or AII Canada to attach a limited number of its personnel to any facility where the Licensed Technology is being exploited by Alternet for the purposes specified in Section 2.1, under terms and conditions specified by Alternet, to enable AII Nevada or AII Canada to observe such exploitation of the Licensed Technology.

4.4 AII Nevada or AII Canada may also provide to Alternet other forms of technical assistance, including making its facilities available in connection with a demonstration of the Licensed Technology. Such technical assistance will be provided upon payment therefor by Alternet, on the basis of AII Nevada's or AII Canada's standard commercial rates (which shall be commercially reasonable) plus travelling and living expenses at AII Nevada's or AII Canada's standard rates (provided these rates are commercially reasonable).

5.0  PAYMENTS

5.1 In consideration of the grant of license under this Agreement Alternet shall pay to AII Nevada or AII Canada during the term of this Agreement, the following payments
     (the "Payments"):

    (a) Payments from its revenue from the sale, lease or sub-license of Licensed Technology, Products and Services equal to forty (40) % of the Net Revenue received for such revenue, except that payment under Net Revenue shall not be less than US$1000 per server per annum;

and

    (b) Payments, if applicable, for Product Software and Software Maintenance provided by AII Nevada or AII Canada (if these fees are first received by Alternet from its clients to whom the services were rendered), as agreed annually by the Parties as described in
         Article 2.2 for both the SchoolWeb and OfficeServer portions of the Licensed Technology;

    (c) Also, in consideration of the license granted, and on execution of this Agreement, Alternet will issue to AII Nevada the greater of 2,000,000 of its common shares, or an amount equal to 25% of Alternet's totally issued and outstanding common shares at the date of execution of this Agreement. Furthermore, Alternet will give AII Nevada the right to appoint Karim Lakhani (or such other person as may be agreed by AII Nevada and Alternet) to its Board of Directors;

    (d) For the term of this Agreement and commencing on January 15, 2001 Alternet will make payments to AII Nevada or AII Canada of US$10,000 per month in year one
         (1), US$20,000 per month in year two (2), and increasing in US$8,000 per month in each of the subsequent years of the Agreement to maximum monthly payments of US$64,000 in year ten (10), said payments to be reduced in any given month by the amount received in the previous month by AII Nevada or AII Canada from payments in 5.1(a) hereof after the first three years of this agreement, except that the total payment under 5.1(a) and 5.1(d) shall not be less that the regular monthly fee in 5.1(d).

5.2 The Parties agree that a payment in respect of Licensed Technology or Service shall be made even if such Licensed Technology or Service is not covered by a claim of a proprietary right set forth in Schedule 1.0, Part II.

5.3 Alternet shall provide financial accounting statements to AII Nevada or AII Canada within thirty (30) days after each quarterly period during the term of this Agreement. All such statements shall include a calculation of the amount due to AII Nevada or AII Canada for payments under Section 5.1, be certified as correct by the Treasurer or other responsible financial officer of Alternet, and be accompanied by a remittance to AII Nevada or AII Canada of the amount shown to be payable.

5.4 All payments and statements to be submitted by Alternet to AII Nevada or AII Canada shall be sent as directed by AII Nevada or AII Canada. All amounts payable to AII Nevada or AII Canada shall be calculated and paid in US dollars (using prevailing currency exchange rates where Alternet has received revenues in Canadian dollars).

5.5 All overdue accounts shall bear interest at a rate equal to the Royal Bank of Canada's bank prime commercial lending rate in effect on the date the payment becomes overdue, plus 2%.

5.6 Alternet agrees that it will not sell or sub-license the Office Server portion of the Licensed Technology for a price less than US$2,500 per server per year unless otherwise agreed with AII Nevada.

5.7  AII Nevada and AII Canada agree that they will direct
     Alternet as to which one of them any individual Payment should be made. AII Canada and AII Nevada are both included as parties to this Agreement because:

    (a) this permits them to direct income in accordance with the applicable laws governing income distribution between a US parent and a Canadian subsidiary;

    (b) it is unclear to Alternet which has Proprietary IP rights to all or part of the Licensed Technology so it is necessary for Alternet to contract with both to protect its rights under this Agreement.

6.0  AUDIT AND INSPECTION OF RECORDS

6.1 Alternet shall keep proper and detailed records and accounts including invoices, receipts, and vouchers showing all information necessary for the accurate determination of the Payments.

6.2 During reasonable business hours, Alternet shall make available such accounts and records and permit AII Nevada or AII Canada or its authorized representatives to audit and inspect such records, to take extracts therefrom and make copies thereof. Furthermore Alternet shall afford reasonable facilities for such audits and inspections and furnish AII Nevada or AII Canada or its authorized representatives with all information requisite to the understanding of the records.

6.3 All costs incurred in conducting an audit or inspection referred to in Section 6.2 shall be borne by Alternet if the amount found to be due to AII Canada or AII Nevada exceeds by five (5%) percent or more the amount which Alternet previously reported as due to AII Canada or AII Nevada.

6.4 Alternet shall keep and preserve the accounts and records referred to in Section 6.1, relative to each year of the term of this Agreement, for a period of five years thereafter.

7.0  IMPROVEMENTS

7.1 If AII Nevada or AII Canada develops or acquires an Improvement to the Licensed Technology and has the right to license or transfer such Improvement to others, AII Nevada or AII Canada shall, by written notice, inform Alternet of the Improvement within ninety (90) days of its development or acquisition. Any such Improvement shall, upon the request of Alternet become part of the Licensed Technology and all further use, licensing or transfer of the Improvement by Alternet (including any revenues it realizes) shall be subject to the term of this Agreement.

7.2 If Alternet develops or acquires an Improvement to the Licensed Technology and has the right to license or transfer such Improvement to others, Alternet shall, by written notice, inform AII Nevada or AII Canada of the Improvement within ninety (90) days of its development or acquisition. Upon request by AII Nevada or AII Canada, Alternet shall transfer such Improvement to AII Nevada or AII Canada and grant to AII Nevada or AII Canada an exclusive, irrevocable right and license to use such Improvement together with the right to grant to others sublicenses to use such Improvement at no cost to AII Nevada or AII Canada.

7.3 Should AII Nevada or AII Canada or Alternet, as the case may be, decide not to seek or maintain IP protection on any Improvement or Follow-on Invention more than six (6) months after its discovery, the other Parties shall be entitled to apply for, obtain or maintain, as the case may be, such IP Rights protection, in their own names and at their own expense, and AII Nevada or AII Canada or Alternet, as the case may be, shall do all such things as are requisite for implementing the foregoing including assigning their ownership rights to the Improvement or Follow-on Invention to the Party seeking IP protection.

7.4 Subject to Section 9.2, no fee shall be charged by any Party to another Party for the costs of creating an Improvement or Follow-on Invention under Sections 7.1 or 7.2.

8.0  PROTECTION OF RESTRICTED INFORMATION

8.1 A Party receiving Restricted Information pursuant to this Agreement (hereinafter referred to as the "Receiving Party") shall respect the confidential nature thereof. A Receiving Party shall, in addition to complying with the provisions of Sections 8.2 and 8.3, use the same precautions to protect Restricted Information which it uses to protect its own proprietary or confidential information.

8.2 A Receiving Party shall not, without the prior written consent of the other Party, disclose or permit disclosure of such Restricted Information to any person, firm, corporation or other entity, other than to employees, agents or contractors of the Receiving Party who require such Restricted Information in order to carry out the purposes of this Agreement and who receive such Restricted Information under an obligation of confidence no less onerous than that set out in this Agreement for the benefit of AII Nevada or AII Canada and Alternet. Where Restricted Information is disclosed to such employees, agents or contractors, the Receiving Party shall ensure that such employees, agents or contractors do not further disclose such Restricted Information in violation of this Section 8.0.

8.3 A Receiving Party shall not use or permit use of such Restricted Information in any manner not permitted under the terms of this Agreement.

8.4 Any copy or other reproduction of Restricted Information shall be identified as confidential and shall be subject to the same restrictions as to disclosure and use as apply to the original thereof.

8.5 Notwithstanding Section 21.0 of this Agreement, the provisions of this Section 8.0 shall survive the expiration or early termination of this Agreement for a period of ten
     (10) years from the date of expiration referred to in
     Section 11.0.

9.0  AII NEVADA OR AII CANADA PARTICIPATION IN PRODUCT SOFTWARE,
SOFTWARE MAINTENANCE AND R&D WORK

9.1 Alternet agrees that AII Nevada or AII Canada shall have the right and the obligation to provide all SchoolWeb and OfficeServer Product Software and Software Maintenance work at commercially reasonable and competitive rates. In the event that AII Nevada or AII Canada is unable to provide the required services at commercially reasonable and competitive rates , Alternet may use the services of another Product Software and Software Maintenance company, upon written approval from AII Nevada or AII Canada, which approval shall not be unreasonably withheld.

9.2 In the event that Alternet wishes to contract to have any research or development work with a third party (the "Contractor") to have any services carried out in relation to the Licensed Technology, AII Nevada or AII Canada shall have the right of first refusal to carry out such work at commercially reasonable and competitive rates. Concurrently with entering into such an Agreement, the Contractor must agree to enter into a non-disclosure and non-competition agreement with Alternet, AII Nevada and AII Canada, satisfactory to AII Nevada and AII Canada.

9.3 Alternet agrees that in the promotion of Licensed Technology or Service by Alternet, where reasonable to do so, the words, "developed, produced, or supplied under license from Advanced Interactive Inc.", shall be used.

10.0  DUE DILIGENCE

10.1 Alternet shall use its best efforts and exercise due diligence in commercially exploiting the Licensed Technology as provided for herein. Alternet shall, within 90 days of the effective date of this Agreement, produce a Business Plan, to be attached to this Agreement as Schedule 2. The Business Plan shall be prepared in consultation and collaboration with AII Nevada or AII Canada and shall outline the entire business strategy for exploitation of the Licensed Technology, forecasts of sales of Licensed Technology and Services for current and future years, and forecasts of minimum targets of performance.

11.0  TERM

11.1 This Agreement shall be effective as of the date first set out herein. Unless otherwise terminated pursuant to the provisions hereof, this Agreement shall continue in force for a period of five (5) years following the effective date and may automatically be renewed (at Alternet's sole and absolute discretion) for a further 5 year term.

12.0  TERMINATION AND EXPIRATION

12.1 The Parties shall be entitled to terminate this Agreement and/or to revoke the grant of license under this Agreement if the other Party becomes insolvent or makes an assignment for the benefit of creditors or passes a resolution for winding up or takes the benefit of any statute relating to bankruptcy or insolvency or the orderly payment of debts, or a receiver is appointed, provided however that no termination of this Agreement shall take effect if a trustee or other representative of the Insolvent Party is willing and able to complete that Party's obligations under this Agreement. The Insolvent Party is required to notify the other Parties 30 days prior to filing a petition for bankruptcy.

12.2 Alternet shall be entitled to terminate this Agreement upon the occurrence of any of the following events:

    (a)  failure by AII Nevada or AII Canada to provide Licensed
         Technology, Products and Services, within 90 days after being advised by Alternet in writing of the failure.

12.3 AII Nevada and AII Canada shall be entitled to terminate this Agreement and/or revoke the grant of license hereunder upon any of the following events:

    (a) the failure by Alternet to make timely payments to AII Nevada or AII Canada when due; or

    (b)  the failure by Alternet to comply with Section  14.3.

12.4 Any termination shall be effected by a notice which shall, as of the date stated therein, terminate the license granted hereunder, together with all rights of Alternet under this Agreement, without prejudice to the right of AII Nevada or AII Canada to sue for and recover any benefits due to AII Nevada or AII Canada, and without prejudice to the remedy of either Party in respect of any previous breach of this Agreement. A failure by AII Nevada or AII Canada in
      12.2 above may be waived by Alternet to prevent termination of this Agreement and a failure by Alternet in 12.3 above may be waived by AII Nevada or AII Canada to prevent termination of this Agreement.

12.5 Upon expiration of the term of this Agreement, or upon early termination of this Agreement:

    (a) all rights to the Licensed Technology shall revert to AII Nevada or AII Canada, and Alternet thereafter shall not utilize the Licensed Technology and Services, IP and IP applications which form a part of the Licensed Technology in any manner or for any purpose whatsoever,

    (b)  Alternet shall return to AII Nevada or AII Canada and
         AII Nevada or AII Canada shall have the right to take possession of all technical information furnished by AII Nevada or AII Canada to Alternet under this Agreement,

    (c) Alternet may sell all stocks of Licensed Technology which remain unsold, and shall complete all Services which are in the course of being provided by it or are contracted for at the date of expiration or earlier termination provided that within thirty (30) days after the date of such sale of Licensed Technology or the completion of such Services, Alternet submits Payments to AII Nevada or AII Canada with respect thereto, computed in accordance with Article 5 hereof.

    (d) (i) AII Nevada's or AII Canada's rights to use any information licensed to it under Section
              2.10(b) shall remain in full force; and

         (ii) AII Nevada's or AII Canada's rights to use any Improvement licensed to it under Section 7.2 shall remain in full force.

    (e) Upon termination of this Agreement, Alternet agrees not to manufacture, supply, market, or sell any other system similar to the Licensed Technology for a period of five (5) years.

13.0  ASSIGNMENT/CHANGE OF OWNERSHIP

13.1 This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party shall assign this Agreement or any rights hereunder, whether by operation of law or otherwise, without first obtaining the written consent of the other Parties and any assignment or attempted assignment made without such consent is void.

14.0  LIABILITY/INDEMNIFICATION

14.1

    (a) In no event shall AII Nevada or AII Canada be liable to Alternet for any injury to or death of persons or for damage to, or loss of property, or for any other loss, cost, expense or damage of any kind whatsoever
         (hereinafter collectively referred to as "damages") arising out of or in any way resulting from this Agreement, whether based on contract, tort including negligence, strict liability or otherwise, unless such damages result from the negligence of AII Nevada or AII Canada.

    (b) Notwithstanding Section 14.1(a), in no event shall AII Nevada or AII Canada be liable to Alternet for any indirect, consequential, special, incidental or contingent damages of any nature whatsoever, including but not limited to loss of revenue or profit, or loss of use of either, or costs of capital.

    (c) Notwithstanding Section 14.1(a), in no event shall AII Nevada or AII Canada be liable to Alternet for an amount in excess of the total consideration received by AII Nevada of AII Canada hereunder as at the date of claim, or an aggregate amount of $50,000 over the entire term of the Agreement, whichever is the lesser.

14.2 Alternet shall indemnify and hold harmless AII Nevada or AII Canada from and against any and all claims, demands, actions, suits or proceedings of whatever nature including all costs and expenses incurred in connection therewith, brought or instituted by a third party, and based on or arising out of Alternet's unauthorized disclosure of any Restricted Information of AII Nevada or AII Canada; the supply, use or sale of a Product, or the provision of a Service or both by Alternet; or the use by any customer of Alternet of any Product or Service.

14.3 Prior to the receipt of revenue from its use of Licensed Technology, Alternet shall obtain and maintain insurance coverage with respect to public liability, product liability, and errors and omissions with respect to Alternet's use of the Licensed Technology. Alternet shall provide AII Nevada or AII Canada with a certified copy of such a policy of insurance prior to any utilization of the Licensed Technology, and such policy of insurance shall:

         (i)  name AII Nevada or AII Canada as co-insured;

         (ii) contain an appropriate and commercially standard cross-liability clause;

         (iii) be a minimum face amount of US$2,000,000; and

         (iv) require the insurer to provide AII Nevada or AII
              Canada with a minimum of sixty (60) days notice prior to cancellation or expiry.

In the event that Alternet fails to pay the premiums as they fall due, AII Nevada or AII Canada may, at its option, renew such policy or alternatively purchase a new policy of insurance in accordance with the terms and conditions above described and Alternet shall reimburse AII Nevada or AII Canada forthwith upon demand any premiums, sums, or other costs so incurred by AII Nevada or AII Canada in renewing or purchasing such a policy of insurance. Failure to reimburse AII Nevada or AII Canada within six months may be cause for termination of this agreement.

15.0  FORCE MAJEURE

15.1 No Party shall be in breach of this Agreement where its failure to perform or its delay in performing any obligation is due wholly or in part to a cause beyond its reasonable control including but not limited to an act of God, an act of any national, civil or military authority, civil commotion, war, strikes, lockouts and other labour disputes, fires, floods, sabotage, earthquake, storm, or epidemic.

15.2 Each Party shall notify the other promptly of any failure to perform or delay in performing due to a cause set out in Section 15.1, and shall provide an estimate, as soon as practicable, of the date when the obligation will be performed.

15.3 When the performance of an obligation is delayed by at least six months due to a force majeure event and the Parties have not agreed upon a revised basis for performing the obligation, either Party may, upon thirty (30) days prior written notice, terminate this Agreement.

16.0  NOTICES

16.1 Any notice, request, demand, consent or other communication provided or permitted under this Agreement shall be in writing unless otherwise specified, and shall be transmitted by personal delivery, telex, telecopier, or by registered mail addressed to the recipient at its address as follows:

AII Nevada:

Advance Interactive Inc.
718-1350 East Flamingo Rd
Las Vegas Nevada 89119
USA
Attention:  Karim Lakhani, President and CEO


AII Canada:

Advanced Interactive Canada Inc.
2010 - 1177 West Hastings Street
Vancouver, B.C. V6E 2K3
Canada
Attention:  Harry K. Davis, CEO

Alternet:

Alternet Systems Inc.
280 - 815 West Hastings street
Vancouver, BC V6C 1B4
Canada
Attention:  Michael Dearden, President

16.2 Any communication so transmitted shall be deemed to have been received on the date on which it was personally delivered, or sent by telex or telecopier, or if mailed, on the 10th day next following the mailing thereof.

16.3 Any Party may change its address for purposes of receipt of communication by giving at least fifteen (15) days prior written notice of such change to the other
      Parties, in the manner prescribed above.

17.0  ARBITRATION

17.1 All Parties shall act in good faith and utilize their best efforts to resolve any dispute arising in connection with this Agreement. All disputes which are not so resolved shall be finally settled under and in accordance with the current Arbitration Act in effect in British Columbia, Canada.

17.2 The Arbitration Panel shall consist of three arbitrators and any award made by the arbitrators shall be decided by majority vote and shall state the reasons for their decision. The arbitrators shall also decide and fix in their award the extent to which each of the Parties shall bear the arbitration costs. Any such arbitration shall be held at Vancouver, B.C., Canada and shall be conducted in the English language. Judgement upon any award may be entered in any court having jurisdiction. Alternatively, an application may be made to such court for a judicial acceptance of the award and an order of enforcement.

17.3 The performance of obligations under the terms of this Agreement shall continue during any arbitration proceedings and payments due to AII Nevada or AII Canada shall not be withheld on account of any such proceeding.

18.0  WAIVER

18.1 The failure of a Party to enforce, at any time, any of the provisions of this Agreement or any of its rights hereunder, or to insist upon strict adherence to any condition of this Agreement shall not be considered to be a waiver of such provision or right or condition, nor shall it deprive that Party of the right thereafter to enforce any such provision or right or to insist upon such strict adherence.

18.2 The exercise by a Party of any of its rights under this Agreement will not prejudice that Party from exercising any other rights it may have under this Agreement, irrespective of any previous action or proceeding taken by such Party.

18.3 Where a Party waives any of its rights under this Agreement, such waiver will be valid only where it is expressed in writing and only where it is signed by the Party for whose benefit such right was granted.

19.0  GOVERNING LAW

19.1 This Agreement shall be governed by, subject to and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties hereto agree that the Courts of the Province of British Columbia shall have jurisdiction to entertain any action or other legal proceeding based on any provisions of this Agreement. Each Party hereby agrees to the jurisdiction of such Courts.

20.0  SEVERABILITY

20.1 In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this Agreement shall continue in force with respect to the enforceable provisions and all rights and remedies accrued under the enforceable provisions shall survive any such declaration.

21.0  SURVIVAL

21.1 In addition to the provisions of Section 6.4 and 8.5 hereof, Sections 2.4, 2.5, 2.6, 7.3, 14.1, 14.2 and this Section
      21.0 shall survive the early termination or expiration of this Agreement.

22.0  ENTIRE AGREEMENT

22.1 This Agreement constitutes the entire agreement between the Parties relating to the subject matter herein and supersedes any and all prior agreements, negotiations, representations and understandings whether written or oral between the Parties. This Agreement may not be released, supplemented, or modified in any manner except by further written agreement signed by a duly authorized officer or representative of each of the Parties.

23.0  OUTSTANDING LIABILITIES

23.1 The Parties hereto agree and confirm that Alternet, AII Nevada and AII Canada are current (and not in arrears) on any and all payments outstanding as of the date of execution of this Agreement and that there are no presently outstanding payments as of the date of execution hereof.

24.0  INDEPENDENT LEGAL ADVICE

24.1 The Parties hereby confirm that Heenan Blaikie has represented only Alternet in the preparation and negotiation of this Agreement and that AII Canada and AII Nevada have hereby been advised to seek independent legal advice in general and in particular with respect to any tax consequences arising out of the transactions (including Payment transactions) contemplated in this Agreement.

25.0  CURRENCY

25.1 All dollar figures in this Agreement are given in the valid currency of the United States.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of by their duly authorized signing officers.


ADVANCED INTERACTIVE INC.                      ALTERNET SYSTEMS INC.


/s/ Karim Lakhani                              /s/ Michael Dearden
Mr. Karim Lakhani                              Mr. Michael Dearden
President and CEO                              President

ADVANCED INTERACTIVE CANADA INC.


/s/ Harry Davis
Mr. Harry Davis
CEO

SCHEDULE 1.0

PART I  Licensed Technology

        1. SchoolWeb software and ancillary systems as described in the product description attached hereto.

        2. OfficeServer software, and ancillary systems as described in the product description attached hereto.

PART II  Territory

        The Territory for the SchoolWeb portion of the Licensed
        Technology is exclusive for USA and Canada.

        The Territory for the OfficeServer portion of the Licensed Technology is non-exclusive, worldwide.

PART III  The Field of Use

        The Field of Use for the SchoolWeb portion of the Licensed Technology is for educational purposes.

        The Field of Use for the OfficeServer portion of the Licensed Technology is unlimited.

SCHEDULE 2.0  BUSINESS PLAN

        To be developed by Alternet in co-operation with AII
        Nevada or AII Canada

                    SCHOOLWEB PRODUCT DESCRIPTION

SchoolWeb is a server with a Linux operating system that has the ability to act as a Windows NT file server equivalent. SchoolWeb provides local network services and access to the Internet. SchoolWeb caches previously visited Internet sites and demanded sites transferred by the broadcast/cable/satellite network. Both 'Policy-based' (scheduled) and 'Dynamic' (demand-based) caching is used to provide a large cache of educational material at the school location for immediate access by students and teachers. Access requests are serviced by SchoolWeb Librarian and an automatic indexing and retrieval system.

               SCHOOLWEB SYSTEM SOFTWARE AND HARDWARE

     Linux Operating System
     Virtual Private Network and Firewall
     Roaming E-mail server
     High-speed local HTTP (Web) server
     Proxy/cache/DNS server
     Automatic on-line backup
     Redundant on-line system
     FTP server
     NFS server
     Print Server
     Broadcast caching software
     Head-end broadcast equipment

                     OFFICESERVER PRODUCT DESCRIPTION

OfficerServer is a server with a Linux operating system that has the ability to act as a Windows NT file server equivalent. OfficeServer provides local network services and access to the Internet. OfficeServer caches previously visited Internet sites and demanded sites transferred by the broadcast/cable/satellite network. Both 'Policy-based' (scheduled) and 'Dynamic' (demand-based) caching is used to provide a large cache of business material at the office location for immediate access by employees and others.

                 OFFICESERVER SYSTEM SOFTWARE AND HARDWARE

     Linux Operating System
     Virtual Private Network and Firewall
     Roaming E-mail server
     High-speed local HTTP (Web) server
     Proxy/cache/DNS server
     Automatic on-line backup
     Redundant on-line system
     FTP server
     NFS server
     Print Server
     Broadcast caching software
     Head-end broadcast equipment